August 18, 2011

VIA EDGAR
Mr. Kevin L. Vaughn
Accounting Branch Chief
United States Securities and Exchange Commission
Washington D.C. 20549

Re:	Comments regarding Solar Energy Initiatives, Inc.
Form 10K for the Fiscal Year Ended July 31, 2010
Filed November 15, 2010
Form 10Q for the Quarter Ended January 31, 2011
File No. 333-148155

Dear Mr. Vaughn:

We are in receipt of your letter dated August 1, 2011.  We are in the process of reviewing your comments and intend to respond no later than August 26, 2011.

Please contact Stephen Fleming, our attorney, with any further comments.  Mr. Fleming can be reached at 516-833-5034.

Sincerely,

/s/ Michael Dodak
Michael Dodak,
President and Interim Chief Financial Officer